Exhibit 99.1

Vanda Pharmaceuticals Reports Preliminary Fourth Quarter and Full Year 2016

Revenue Results and 2017 Financial Guidance

•	2016 Total revenues are expected to be approximately $146 million

•	2017 Total revenues are expected to be between $165 million and $175 million

WASHINGTON, January 9, 2017 /PRNewswire/ — Vanda Pharmaceuticals Inc. (Vanda) (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of novel therapies addressing high unmet medical needs, today announced preliminary unaudited financial results for the fourth quarter and full year 2016 and its financial guidance for 2017.

Preliminary Full Year 2016 Results

•	Vanda expects to report 2016 total net product sales from HETLIOZ® and Fanapt® of approximately $146 million, consistent with Vanda’s prior guidance of between $143 million and $153 million.

•	HETLIOZ® net product sales for 2016 are expected to be approximately $72 million, as compared to Vanda’s prior guidance of between $73 million and $78 million.

•	Fanapt® net product sales for 2016 are expected to be approximately $74 million, as compared to Vanda’s prior guidance of between $70 million and $75 million.

•	Vanda ended 2016 with approximately $141 million in cash, cash equivalents and marketable securities (“Cash”), representing a decrease to Cash of approximately $2 million in 2016.

Preliminary Fourth Quarter 2016 Results

•	Vanda expects to report fourth quarter 2016 total net product sales from HETLIOZ® and Fanapt® of approximately $38 million.

•	HETLIOZ® fourth quarter net product sales are expected to be approximately $19 million.

•	Fanapt® fourth quarter net product sales are expected to be approximately $19 million.

2017 Financial Guidance

Vanda expects to achieve the following financial objectives in 2017:

•	Net product sales from both HETLIOZ® and Fanapt® of between $165 million and $175 million.

•	HETLIOZ® net product sales of between $88 million and $93 million.

•	Fanapt® net product sales of between $77 million and $82 million.

•	Non-GAAP Operating expenses, excluding cost of goods sold, of between $162 million and $172 million. The primary drivers of the expected increase over the prior year are investments in the U.S. Fanapt® commercial business and funding of the ongoing tradipitant and HETLIOZ® clinical studies.

•	Non-GAAP Operating expenses also excludes intangible asset amortization expense of $1.7 million and stock-based compensation of between $9 million and $12 million.

•	Cash is expected to decrease by less than $20 million during 2017.

Non-GAAP Financial Information

This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Vanda’s management believes these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant gains and charges in the current period.

Vanda believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Vanda’s management believes that these non-GAAP metrics are useful supplements for it and investors to Vanda’s GAAP financial information because these measures exclude significant elements which management believes are not reflective of Vanda’s operating results. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management in determining this non-GAAP financial measure.

This press release includes a projection of 2017 non-GAAP Operating expenses, excluding cost of goods sold, a forward-looking non-GAAP financial measure under the heading “2017 Financial Guidance”. This non-GAAP financial measure is determined by excluding cost of goods sold, stock-based compensation and intangible asset amortization. Vanda is unable to reconcile this non-GAAP guidance to GAAP because it is difficult to predict the future impact of these adjustments.

This non-GAAP financial measure, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies may calculate these measures in an identical manner and, therefore, they are not necessarily an accurate measure of comparison between companies.

About Vanda Pharmaceuticals Inc.

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of novel therapies addressing high unmet medical needs. For more on Vanda, please visit www.vandapharma.com.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Various statements in this release, including, but not limited to, statements regarding the preliminary financial results for the fourth quarter of 2016 and full year 2016, and the 2017 financial guidance provided in the subheading to this release and under “2017 Financial Guidance” above, are “forward-looking statements” under the securities laws. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in Vanda’s forward-looking statements include, among others, the fact that Vanda’s preliminary financial results are unaudited and changes in such results may be required by Vanda’s accountants following their audit of the results, Vanda’s assumptions regarding its ability to continue to grow its business in the U.S., Vanda’s ability to successfully commercialize HETLIOZ® in Europe and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2015 and quarterly report on Form 10-Q for the quarter ended September 30, 2016, which are on file with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may be described in those sections of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2016, to be filed with the SEC in the first quarter of 2017. In addition to the risks described above and in Vanda’s annual report on Form 10-K and quarterly reports on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Contact:

Jim Kelly

Senior Vice President and Chief Financial Officer

Vanda Pharmaceuticals Inc.

(202) 734-3428

jim.kelly@vandapharma.com

SOURCE Vanda Pharmaceuticals Inc.